UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 28, 2010

W.W. Grainger, Inc.
(Exact name of Registrant as Specified in its Charter)

Illinois	1-5684	36-1150280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Grainger Parkway, Lake Forest, Illinois  60045
(Address of Principal Executive Offices and Zip Code)

(847) 535-1000
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 28, 2010, the shareholders of W.W. Grainger, Inc. (the “Company”) approved the Company’s 2010 Incentive Plan.  The description of the 2010 Incentive Plan is incorporated by reference to pages 60 through 71 of the Company’s Proxy Statement dated March 12, 2010.  A copy of the 2010 Incentive Plan is incorporated by reference to pages B-1 through B-27 of the Company’s Proxy Statement dated March 12, 2010.

Item 5.07. Submission of Matters to a Vote of Security Holders.

An annual meeting of shareholders of the Company was held on April 28, 2010. At that meeting:

(a)
Management’s nominees were elected directors for the ensuing year.  Of the 64,576,135 shares present in person or represented by proxy at the meeting, the number of shares voted for, the number of shares as to which authority to vote in the election was withheld, and the number of broker non-votes were as follows with respect to each of the nominees:

Name	Shares Voted For Election	Shares as to Which Voting Authority Withheld	Broker Non-Votes
B. P. Anderson	60,338,865	838,980	3,398,290
W. H. Gantz	60,304,427	873,418	3,398,290
V. A. Hailey	60,822,858	354,987	3,398,290
W. K. Hall	60,219,178	958,667	3,398,290
S. L. Levenick	59,814,612	1,363,233	3,398,290
J. W. McCarter, Jr.	59,286,041	1,891,804	3,398,290
N. S. Novich	60,371,167	806,678	3,398,290
M. J. Roberts	60,760,138	417,707	3,398,290
G. L. Rogers	60,814,515	363,330	3,398,290
J. T. Ryan	59,713,502	1,464,343	3,398,290
E. S. Santi	60,831,550	346,295	3,398,290
J. D. Slavik	59,335,115	1,842,730	3,398,290

(b)
A proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Grainger for the year ending December 31, 2009, was approved.  Of the 64,576,135 shares present or represented by proxy at the meeting, 64,222,264 shares were voted for the proposal, 167,476 shares were voted against the proposal and 186,395 shares abstained from voting with respect to the proposal.

(c)
A proposal to approve the 2010 Incentive Plan was approved.  Of the 64,576,135 shares present or represented by proxy at the meeting, 53,522,174 shares were voted for the proposal, 6,636,317 shares were voted against the proposal and 1,019,354 shares abstained from voting with respect to the proposal.  There were 3,398,290 broker non-votes for the 2010 Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 29, 2010

W.W. GRAINGER, INC.

By:/s/ J. L. Howard
John L. Howard
Senior Vice President and
General Counsel